UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 9, 2007

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 9, 2007, Melanie M. Lundquist, Executive Vice President and Chief Financial Officer, the registrant’s principal financial and accounting officer, tendered her resignation to accept another employment opportunity.

(c) Effective July 9, 2007, the registrant appointed Charles M. Pinckney to the positions of Chief Operating Officer and interim Chief Financial Officer. He will act as the registrant’s principal financial, accounting and operating officer.

Mr. Pinckney, 49, was formerly Executive Vice President of the registrant and head of MMA Realty Capital which houses the registrant’s market rate investing activities. Mr. Pinckney joined the company in 2000 when it purchased Whitehawk Capital, a real estate finance business Mr. Pinckney co-founded.

The terms of Mr. Pinckney’s employment agreement with the registrant are described in, and incorporated herein by reference to, the registrant’s Current Report on Form 8-K filed on June 19, 2006.

Item 8.01 Other Events.

Since the registrant announced in September 2006 that it would restate certain of its previously filed consolidated financial statements, it has identified material weaknesses in its controls over financial reporting in addition to those described in Item 9A. "Controls and Procedures" of its Annual Report on Form 10-K for the year ended December 31, 2005.

These control deficiencies resulted in misstatements of our financial statements and more than a remote likelihood that a material misstatement of the registrant’s annual or interim financial statements would not be prevented or detected. Accordingly, management of the registrant has concluded that these control deficiencies constitute material weaknesses irrespective of whether any particular error was material to the registrant’s consolidated financial position.

Certain of these material weaknesses have been previously disclosed in the registrant’s Notifications of Late Filing with respect to its Annual Report on Form 10-K for the year ended December 31, 2006 (filed on May 4, 2007) and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (filed on December 7, 2006). As described in those filings, these material weaknesses include:

• The registrant did not maintain effective policies and procedures over the accounting for accrued expenses. Specifically, it did not properly accrue professional services costs in the period in which the services were rendered. In addition, the registrant erroneously accrued costs for legal contingencies for which the risk of loss was not both probable and reasonably estimable.

• The registrant did not maintain sufficient preventive internal controls to ensure that it complied with its contractual agreements. Specifically, the registrant has determined that during the second half of 2006 and the first half of 2007, certain of the registrant’s tax credit equity funds held cash reserves in bank accounts under an arrangement that was inconsistent with the contractual requirement that fund assets be invested for the exclusive benefit of each fund. The registrant has terminated the arrangement and will, upon determining the exact amounts, reimburse such fund or credit its accounts payable to the registrant in the amount of any benefits that may have been received or income that may have otherwise been earned by the registrant.

• The registrant did not maintain effective policies and procedures over the identification of entities requiring consolidation. Specifically, the registrant has determined that it is required to consolidate certain entities not previously consolidated. The determination to consolidate these entities, primarily tax credit equity funds of which the registrant is the sponsor, results from the conclusion that it is the primary beneficiary of a variable interest entity, or, it is the general partner of a partnership and it does not overcome the presumption of control of the partnership since the limited partners have neither kick-out rights nor substantive participating rights.

• The registrant did not maintain effective policies and procedures over the accounting for certain of its employee benefits. Specifically, it did not properly accrue annual carryover vacation benefits due to its employees or vacation benefits due to its employees upon voluntary termination. In addition, the registrant erroneously calculated compensation expense related to deferred shares granted in 2006.

Additionally, since May 4, 2007, the registrant has identified additional material weaknesses in its controls over financial reporting which include:

• The registrant did not maintain effective policies and procedures to ensure that it correctly accounted for retained mortgage servicing rights. Specifically, it did not appropriately measure the fair value of retained servicing rights.

• The registrant did not maintain effective policies and procedures to ensure that it reflected its available-for-sale debt securities at fair value. Specifically, it did not critically assess valuations of bonds provided by third parties to determine if the estimated values represented fair value.

• The registrant did not maintain effective policies and procedures to evaluate impairments of available-for-sale debt securities. Specifically, it did not evidentially support expected recoveries of the fair values of impaired bonds.

As the registrant continues its restatement efforts, there can be no assurance that it will not identify additional material weaknesses in its controls over financial reporting.

The registrant is continuing to develop remediation plans to address these material weaknesses.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release dated July 10, 2007*

* Exhibit 99.1 is being furnished, not filed, with this Current Report on Form 8-K. Accordingly, Exhibit 99.1 will not be incorporated by reference into any other filing made by the registrant with the SEC unless specifically identified therein as being incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

July 10, 2007	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated July 10, 2007